EXHIBIT 10.7


                                OPTION AGREEMENT
   (OPTION TO ACQUIRE OIL AND GAS LEASES IN LAMAR/FORREST COUNTY, MISSISSIPPI)

                            Mainland Resources, Inc.
                       17314 State Highway 249, Suite 306
                              Houston, Texas 77064

                                       AND

                               Westrock Land Corp.
                                5050 Quorum Drive
                                    Suite 700
                               Dallas, Texas 75254


It is understood that Mainland Resources, Inc., and/or its affiliates, (hereinafter referred to as "Mainland") wish to acquire 5,000 net acres in mineral oil and gas leases in the lands located in Lamar and Forrest Counties, in the State of Mississippi, (hereinafter referred to as the "Acquired Properties") from Westrock Land Corp., (hereinafter referred to as "Westrock"). It is the intent that this Option Agreement (the "Agreement") shall be binding on both parties to the extent set forth herein.

Mainland has utilized information provided by Westrock for purposes of entering in to this Agreement. This is Option Agreement is based on the representation that it owns all rights to all depths (which shall include the Haynesville Shale Formation) pursuant to the oil and gas leases (totaling approximately 5,000 net acres with a 75% net revenue interest).

Mainland and Westrock have agreed to the following:

     1. PAYMENT. Mainland agrees to pay Westrock USD$625.00 per net mineral acre. Mainland also agrees to pay a deposit of USD$500,000 to secure this Option Agreement. The balance of the acquisition cost are due and payable upon completion of due diligence by Mira and appropriate assignments being prepared and executed on the oil and gas leases.

     2. OPTION PERIOD. Westrock grants Mainland until October 15, 2008 to complete its due diligence.

     3. ASSIGNMENT. Westrock, at Closing, shall convey the Acquired Properties to Mainland by a mutually acceptable assignment and bill of sale, which shall include a special warranty of title, defending against any person claiming by, through or under Westrock, but not otherwise.


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     4.   LIENS AND ENCUMBRANCES.  The Acquired  Properties shall be transferred from Westrock to Mainland free and clear of all liens, mortgages, rights or reassignment, reversionary rights, calls on production, preferential rights, consents to assign, taxes (other than those for
          the  current  year),   obligations   (including  delinquent  operating
          expenses), claims, suits, or any other encumbrances.

     5. EFFECTIVE DATE, CLOSING. The effective date of the conveyance of the Acquired Properties shall be at 4:00 P.M. local time on the Closing Date (the "Effective Date"). The parties will use their best efforts to close no later than October 15, 2008.

     6.   CONFIRMING  DUE  DILIGENCE.   Mainland  will  conduct  confirming  due
          diligence ("Due Diligence") which shall include, but not limited to the following:

          A. Confirmation of the marketability of title (including verification of HBP leases being in full force and effect). If, in the reasonable opinion of Mainland , Westrock does not own marketable title to at least a 75% net revenue interest in at least 5,000 net acres which are included in the Acquired Properties, Mainland, at its direction may terminate this Option Agreement and neither party shall have any further obligations to the other hereunder and Westrock will return the UDS$500,000 deposit.

          B. Review of all lease agreements (including lease expirations, surface access restrictions and drilling commitments, if any), unit agreements, and other contracts applicable to the Acquired Properties. Mainland's obligations hereunder shall be subject to its reasonable approval of the lease agreements and other material agreements affecting the Acquired Properties.

          C. Other acts of Due Diligence appropriate to the transaction as mutually agreed between the parties.

     7. COOPERATION AND EXCLUSIVITY. Mainland and Westrock will cooperate in good faith and proceed expeditiously in the preparation of all documents necessary to consummate the transaction contemplated hereby. Westrock agrees that after execution of this Option Agreement, and for sol long as it is in effect, it will not directly or indirectly solicit or entertain any other offer to acquire the Acquire Properties or enter into any negotiations or agreement that provides for the acquisition of the Acquired Properties.

     8. ACCESS TO DATA. Westrock agrees to provide Mainland reasonable access in Westrock's office to the books and records of Westrock pertaining to the Acquired Properties promptly after execution of this Option Agreement.


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     9.   CONFIDENTIALITY.   It  is  understood  and  agreed  that  this  Option
          Agreement and its substance shall remain confidential by and between Westrock and Mainland and shall not be disclosed to any third parties, other than those persons who have a confidential relations with Westrock or Mainland, all of who shall agree to be bound by this confidentiality obligation. Any public announcement of the proposed transaction by either party shall be approved in advance by the other party.

     10. COUNTERPARTS. This Option Agreement may be executed in any number of counterparts each of which will be deemed to be an original but all of which shall be deemed one and the same document.

     11. GOVERNING LAW. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Texas.

     12. EXPENSES. Each party will pay its own expenses and costs incidental to the negotiation and completion of the transaction, including legal and accounting fees.

Both  parties  agree to the  terms  and  provisions  set  forth  is this  Option
Agreement;

AGREED TO AND ACCEPTED THIS 3RD DAY OF SEPTEMBER, 2008


MAINLAND RESOURCES, INC.


By: /s/ MICHAEL NEWPORT
    _________________________________
    Michael Newport, President


WESTROCK LAND CORP.


By: /s/ GARY POWERS
    ________________________________
    Gary Powers, President